Exhibit 99.1

For Information Contact:

Company Contact:

Jeff Unger, Investor Relations

(561) 514-0115

Andrew Bard, Weber Shandwick Worldwide

(212) 445-8368

CMRG Enters Into Sale/Leaseback of its Headquarters for $57 Million

CANTON, MA, January 31, 2006 — Casual Male Retail Group, Inc. (NASDAQ/NMS: “CMRG“), retail brand operator of Casual Male XL, Casual Male Big and Tall and Rochester Big & Tall, today reported it has entered into a sale-leaseback transaction with Spirit Finance Corporation. The transaction involves the sale for $57 million and the immediate leaseback of the Company’s headquarters and distribution center located in Canton, MA. The transaction is expected to close and be funded shortly, subject to the satisfaction of customary closing conditions.

The Company anticipates using the net proceeds from the sale of approximately $56 million to reduce outstanding bank debt, including the term loan, to repay the existing mortgage on the property, to buyback a portion of the Company’s outstanding convertible notes and the remaining proceeds of approximately $14 million will be used for working capital. The Company repaid the existing mortgage in January 2006 and incurred an approximate $1.2 million pre-payment penalty resulting in a one-time charge to its 2005 earnings, which will be recognized in the fourth quarter.

Casual Male has agreed to lease the building for an initial period of 20 years, with option periods to extend the lease for another 30 years. After considering the annual rent obligation, the approximate $28 million gain on sale to be amortized over the initial term of the lease, together with interest savings from debt reduction and the decreased depreciation in assets as a result of the sale, the transaction is expected to be slightly accretive to earnings in 2006.

Dennis Hernreich, Executive Vice-President and Chief Operating Officer and Chief Financial Officer, commented, “The sale-leaseback transaction significantly strengthens our balance sheet and financial position. The Company now has the flexibility to utilize future free cash flow and working capital to reduce the outstanding convertible notes and to seek external growth opportunities. In addition, Spirit worked very closely with us in creating a very flexible operating lease responsive to the Company’s business and future requirements.”

Today the Company will be presenting at the Brean Murray, Carret & Co. Small Cap Institutional Investor Conference at 1:00 p.m. eastern time. The presentation is expected to last approximately 25 minutes and will be broadcast live over the Internet. The live webcast links will be available on the Casual Male website at http://www.casualmale.com/investor and will also be archived for replay. The accompanying slide presentations can be found in the Company’s 8-K filing on January 11, 2006. Furthermore, the Company will be filing an 8-K today prior to its presentation, with two additional slides, which will discuss the transaction in more detail.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with retail operations throughout the United States, Canada and London, England, operates 483 Casual Male XL, Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, 13 Casual Male at Sears-Canada stores, 24 Rochester Big & Tall stores and a direct to consumer business. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ National Market under the symbol “CMRG.”

Spirit Finance Corporation provides customized, flexible sale/leaseback financing solutions for single-tenant, operationally essential real estate vital to the operations of retail, service and distribution companies. Spirit’s core markets include free-standing, automotive, drugstores, educational facilities, movie theatres, restaurants, supermarkets, and other retail, distribution and service businesses. Additional information about Spirit Finance Corporation is available on Spirit’s website at www.spiritfinance.com.

This Press Release contains “forward-looking information” within the meaning of the federal securities laws, including estimates of expenses and savings and their impact on earnings. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction, its revenues and expenses and the impact of such factors on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

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